Patriot Scientific Names New Chairman/CEO

David H. Pohl to Lead Company in New Direction

SAN DIEGO, Calif. -- June 15, 2005 -- Patriot Scientific Corporation (OTC Bulletin Board: PTSC), a high-tech intellectual properties company working in the advanced microprocessor field, has named long-time board member David H. Pohl to the newly-created position of Chairman, CEO and President of Patriot Scientific.

"With the recent excitement surrounding our powerful new marketing opportunity created by our alliance with the TPL Group," Pohl said, "and with the revenue foundation that the new agreement provides for us to build upon - we want to continue to move forward in achieving success and increase of shareholder value. This company is now poised and positioned to aggressively commercialize and license our valuable intellectual property portfolio."

Pohl will lay a foundation for future business by working closely with the Board to refine and implement the Board's vision in a forward-looking and comprehensive business plan, one that redefines the company and focuses Patriot on a number of future revenue opportunities. In assuming this new leadership role, Pohl draws on years of experience with Patriot, as well as decades of experience guiding new - often high-technology - business ventures. Pohl was most recently Of Counsel with the Encinitas, based law firm of Herold & Sager and was at one time a senior attorney with the large, prestigious national firm of Jones, Day, Reavis & Pogue, Ohio. He has served on Patriot's Board since 2001, and before that, served as a strategic business consultant for the firm. From 2001 to 2002, Pohl served as Vice President of Administration and Corporate Secretary for Patriot. As Board Chairman, Pohl replaces former Chairman Don Bernier, who resigned from the Board in December 2004.

Several recent and significant changes inspire this energized new direction. These include the company's first-ever profitable quarter this year, providing business development resources not previously available. Adding to that is a dramatic new agreement, announced last week, with The TPL Group, bringing to an end years of bitter legal disputes over the ownership of seven core-technology microprocessor patents. In addition, Patriot recently received independent validation of the performance of two new ultra-low-power array microprocessor technologies, IGNITE™ and INFLAME™. Taken together, these dramatic market changes prompted the Board's actions, creating an opportunity to move Patriot in a vigorous new marketplace direction.

"The agreement with the TPL Group last week changed the map for Patriot Scientific," Pohl explained. "Instead of our resources being caught up in litigation - and our being known as 'that little guy who's suing all the big guys,' we are now once again what we had always intended to be - an aggressive, innovative and dynamic intellectual properties company focusing on the international microprocessor and wireless market. Patriot is now anticipating a strong revenue stream that will enable it to focus its resources on effectively analyzing, developing and commercializing applications based on its patent portfolio, as well as on related business opportunities."

Patriot Scientific CEO and President Jeff Wallin and CFO Lowell Giffhorn have left the Company although Giffhorn remains on the Board.

"Our previous management performed well in a very difficult environment; in doing so, they helped the company during some demanding times," Pohl said. "However, our new opportunities require us to refocus Patriot Scientific, and the Board felt that a new and different management style was in the best interest of both the Company and our shareholders. Patriot Scientific will have a newly-focused business strategy, and it was the Board's opinion that new leadership will be required to see that strategy through. This is likely to include adding some new directors to enhance our current Board."

Most recently at Herold & Sager, and during the past decade, Pohl advised clients on legal and financial issues as well as strategic considerations affecting business and marketing decisions; created licensing agreements and dealt with strategic intellectual property issues for software manufacturing and sales. In addition he worked with the licensing of rights to use proprietary technology for telecommunications, marketing and e-commerce companies.

Pohl has a strong background in areas of financial corporate governance and leadership in entrepreneurial organizations, with specific focus on corporate financial responsibility, as well as business acquisitions. In the height of the last decade's high-technology growth Pohl served as Special Counsel to the Attorney General of Ohio. In that role, he advised the state's elected leaders on issues regarding entrepreneurial investments by state pension funds. Based on his leadership role and experience in financial services and governmental affairs, he has testified before Congress on behalf of the American Financial Services Association and helped to shape lending laws and regulations at both the state and Federal levels.

Previously Pohl helped lead members of publicly-traded Security Pacific Financial (now part of Bank of America) and the Gibraltar Financial Group (OTC.GFCN.PK) - both as they evolved out of traditional industry roles and into more multi-market financial organizations.

In a move to vigorously reach out to potential technology and applications partners, Pohl and the Board have retained Attention, a high-tech public relations/marketing communications firm.

"Attention has a reputation for 'getting the word out,' as well as showcasing companies to editors and reporters in the press," Pohl explained. "With their innovative media relations programs, Attention will help us elevate both public and media awareness of Patriot - and of our intellectual property product lines. At the same time that Attention is helping shape our market image and position, micro-cap experts at Hawk & Associates will continue to provide us invaluable investor-related support."

About Patriot Scientific

Patriot Scientific has emerged as an effective and dynamic intellectual property company, developing and marketing innovative and proprietary semiconductor technologies into the fast-growing handheld wireless and smart card markets. The company's portfolio of proprietary designs encompasses what is believed to be fundamental ultra-low-power array microprocessor technology, as well as pending patents designed to protect Patriot's proprietary technology and architecture.

Detailed information about Patriot Scientific can be found on the website www.ptsc.com. Copies of Patriot Scientific press releases, current price quotes, stock charts and other valuable information for investors may be found on the websites www.hawkassociates.com and www.hawkmicrocaps.com IGNITE and INFLAME are trademarks of Patriot Scientific Corporation.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.

CONTACTS:
Patriot Media Relations Daryl Toor Attention Group (770) 777-9489 dtoor@attentiongroup.com	Patriot Investor Relations Frank Hawkins/Julie Marshall Hawk Associates Inc (305) 451-1888 info@hawkassociates.com